SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Giant Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders
PROXY STATEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, S&P INDUSTRIALS INDEX, AND S&P ENERGY COMPOSITE INDEX(1)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF MANAGEMENT
SHARES OWNED BY CERTAIN SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
INDEBTEDNESS OF MANAGEMENT
AUDIT COMMITTEE REPORT
AUDIT FEES
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
ALL OTHER FEES
RATIFICATION OF APPOINTMENT OF AUDITORS
STOCKHOLDERS’ PROPOSALS
OTHER MATTERS

GIANT INDUSTRIES, INC.

23733 North Scottsdale Road
Scottsdale, Arizona 85255

Notice of Annual Meeting of Stockholders

To the Stockholders of Giant Industries, Inc.:

      The Annual Meeting of Stockholders of Giant Industries, Inc. (the “Company”) will be held at the corporate headquarters of the Company located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, on Thursday, May 9, 2002, at 3:00 p.m., for the following purposes:

1. To elect two directors to Class I of the Board of Directors in accordance with Article FIFTH of the Restated Certificate of Incorporation;

2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 2002; and

3. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

      Only holders of record of the Company’s Common Stock at the close of business on March 15, 2002, will be entitled to notice of, and to vote at, such meeting. A list of stockholders entitled to vote at the meeting will be open for inspection during ordinary business hours at the Company’s corporate headquarters for any purpose germane to the meeting for 10 days prior to the date of the meeting.

      Your attention is directed to the accompanying Proxy Statement. It is important that your shares be represented and voted whether or not you expect to attend the meeting in person. Therefore, please date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

By Order of the Board of Directors

FREDRIC L. HOLLIGER
Chairman of the Board of Directors

Scottsdale, Arizona

March 29, 2002

GIANT INDUSTRIES, INC.

23733 North Scottsdale Road
Scottsdale, Arizona 85255

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Giant Industries, Inc., a Delaware corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 9, 2002, at 3:00 p.m., or at any postponement or adjournment thereof. The Annual Meeting will be held at the corporate headquarters of the Company located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

      This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders on or about April 5, 2001. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy, (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares, or (c) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy that is not revoked will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If you return a properly signed and dated proxy card but do not mark any choices on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

      Only holders (the “Stockholders”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 15, 2002 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. On the Record Date there were 8,553,879 shares of Common Stock outstanding and 242 record holders of the Company’s Common Stock. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of directors, and an affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the Stockholders for their consideration. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a proposal has been approved. Proxies will be tabulated by the Company’s transfer agent. The Company shall, in advance of the Annual Meeting, appoint one or more Inspectors of Election to count all votes and ballots at the Annual Meeting and make a written report thereof.

      Proxies will be solicited from the Company’s Stockholders by mail. The cost of solicitation of proxies by the Board will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, executive officers and employees of the Company personally, by telephone, or by mail. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company’s Common Stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

      The Annual Report of the Company for the year ended December 31, 2001, is being mailed to Stockholders with this Proxy Statement.

ELECTION OF DIRECTORS

Nominees

      The Board of Directors (the “Board”) of the Company currently consists of five members. In September 2001, the size of the Board decreased from six to five directors in connection with the election of George M. Rapport to the Board and the resignations of F. Michael Geddes and Michael H. K. Starr from the Board.

      In accordance with the terms of the Company’s Restated Certificate of Incorporation, the directors are divided into three classes. There currently are two Class I directors, one Class II director and two Class III directors. The term of office of the Class I directors expires at the 2002 Annual Meeting of Stockholders.

      The Board of Directors proposes that Mr. Anthony J. Bernitsky and Mr. George M. Rapport be elected to serve as the Company’s Class I directors for a term of three years until the Annual Meeting of Stockholders in 2005 and until their successors are elected and qualified. Both of these nominees are currently serving as a Class I directors, and a brief description of their business experience is set forth below. UNLESS OTHERWISE INSTRUCTED, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE ELECTION OF SUCH NOMINEES. Both nominees have consented to being named herein and have indicated their intention to serve if elected. If for any reason either nominee should become unable to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board.

Nominee	Age (as of March 29, 2002), Principal Occupation and Business Experience

Anthony J. Bernitsky	Anthony J. Bernitsky, age 72, has served as a director of the Company since August 1996. Mr. Bernitsky also serves as a member of the Audit Committee, the Compensation Committee and the Nominating Committee. From its formation in 1982 through October 1998, Mr. Bernitsky was a co-owner, director and the President of Sandia Oil Company (“Sandia”). Mr. Bernitsky also was a founder, co-owner, officer and director of Sandia Stores, a business that was substantially the same as Sandia. Until October 1998, Sandia operated a wholesale and retail gasoline business with service stations and convenience stores located in New Mexico and on the Navajo Indian Reservation. In October 1998, Sandia leased all of its operating assets to an unrelated company then known as Sandia Acquisition Company (“SAC”). SAC subsequently was renamed Sandia Oil Company and the original Sandia Oil Company was renamed PoorBern Leasing Company. Mr. Bernitsky remains a co-owner, director and the President of PoorBern Leasing Company. Mr. Bernitsky is not an owner, officer or director of the new Sandia Oil Company. Mr. Bernitsky also is a director of the New Mexico Petroleum Marketers Association.
George M. Rapport	George M. Rapport, age 58, has served as a director of the Company since September 2001. Mr. Rapport also serves as the Chairman of the Audit Committee and as a member of the Compensation Committee. Since September 2001, Mr. Rapport also has served as the Senior Vice President and Chief Financial Officer for Nimir Petroleum Limited, a London-based, international oil and gas exploration and production company. From 1969 to September 2001, Mr. Rapport served in a number of capacities with Chase Manhattan Bank in the United States and Europe, including Manager Director — Private Banking and Managing Director — Global Petroleum.

      The Board of Directors recommends a vote FOR its nominees for Director.

Other Directors and Executive Officers

      The remaining directors and executive officers of the Company, as of March 29, 2002, are listed below:

	Age as of
Name	March 29, 2002	Position	Class(1)

Fredric L. Holliger	54	Chairman of the Board and Chief Executive Officer	II 2003
Richard T. Kalen, Jr.	59	Director	III 2004

	Age as of
Name	March 29, 2002	Position	Class(1)

James E. Acridge	62	Director	III 2004
Morgan Gust	54	President
S. Leland Gould	45	Executive Vice President, Director of Retail Operations
Jack W. Keller	57	President of the Company’s Phoenix Fuel Strategic Business Unit
Miguel A. Foegal	49	Executive Vice President of the Company’s Retail Group Strategic Business Unit
Carl D. Shook	63	Executive Vice President of the Company’s Refining Group Strategic Business Unit
C. Leroy Crow	51	Executive Vice President of the Company’s Refining Group Strategic Business Unit
Kim H. Bullerdick	48	Vice President, General Counsel, and Secretary
Mark B. Cox	43	Vice President, Treasurer, Chief Financial Officer, and Assistant Secretary
Gary R. Dalke	49	Vice President, Controller, Chief Accounting Officer, and Assistant Secretary

(1)	Each director’s term of office expires in the year set forth opposite his name above. The Directors elected at the Annual Meeting of Stockholders will be elected for a term of three years and will hold office until their successor has been elected and qualified. Each officer serves until his successor is chosen and qualified or until his earlier resignation or removal.

      James E. Acridge has served as a director of the Company since its formation in October 1989 in connection with the concurrent initial public offering of stock by the Company and a reorganization of the Company and its subsidiaries. Mr. Acridge started Giant Industries Arizona, Inc. (“Giant Arizona”), now a principal subsidiary of the company, in 1969. Mr. Acridge also serves as Chairman of the Nominating Committee. From October 1989 through March 29, 2002, Mr. Acridge served as Chairman of the Board, President and Chief Executive Officer of the Company.

      Fredric L. Holliger has served as a director of the Company since October 1989 and as Chairman of the Board and Chief Executive Officer of the Company since March 29, 2002. From October 1989 to March 29, 2002, Mr. Holliger was Executive Vice President and Chief Operating Officer of the Company. Mr. Holliger joined Giant Arizona as Senior Vice President, and President of the Giant Arizona refining division, in February 1989. Mr. Holliger also has served as a director and the Chief Executive Officer of Phoenix Fuel Co., Inc. (“Phoenix Fuel”) since it was acquired by Giant Arizona in June 1997.

      Morgan Gust has served as President of the Company since March 29, 2002. From September 1998 to March 29, 2002, Mr. Gust served as Executive Vice President of the Company and Giant Arizona. Mr. Gust joined the Company in August 1990, and over the years served in various senior management positions for the Company and Giant Arizona, including Vice President, Vice President Administration, General Counsel, and Secretary.

      S. Leland Gould has served as Executive Vice President, Director of Retail Operations of the Company and Giant Arizona since March 2002. Mr. Gould joined Giant Arizona in August 2000 as Vice President, Strategic Business Development. Prior to August 2000, Mr. Gould was Vice President and National Sales Manager for Wolf Camera, a photo retail store chain with 800 stores nationwide. Prior to that, Mr. Gould served as Vice President of Fox Photo and CPI Corporation, a subsidiary of Eastman Kodak, from May 1993 to July 1998.

      Jack W. Keller has served as the President of the Company’s Phoenix Fuel Strategic Business Unit since its formation in February 1999. He also has served as the President of Phoenix Fuel since Phoenix Fuel was acquired by Giant Arizona in June 1997 and as Chief Operating Officer of Phoenix Fuel since May 1998. From 1989 to June 1997, Mr. Keller served in various senior management roles with Phoenix Fuel, including President from December 1996 to June 1997, Chief Operating Officer from 1993 to 1996, and General Manager from 1989 to 1993. From December 1997 to September 1998, Mr. Keller also served as Senior Vice President, Marketing Division of Giant Arizona.

      Miguel A. Foegal has served as Executive Vice President of the Company’s Retail Group Strategic Business Unit and as Executive Vice President, Retail Group of Giant Arizona since May 2000. From March 1999 to May 2000, Mr. Foegal served as Senior Vice President, Retail Marketing for Giant Arizona. Mr. Foegal joined the Company as Vice President, Retail Marketing in February 1998. From January 1992 to February 1998, Mr. Foegal was a Regional Vice President for Circle K/Tosco Marketing Co., where he was responsible for convenience and gas stores in the western United States.

      Carl D. Shook has served as Executive Vice President of the Company’s Refining Group Strategic Business Unit and as Executive Vice President, Refining Group of Giant Arizona since March 2000. From February 1999 to February 2000, Mr. Shook served as Senior Vice President, Engineering and Technical Services for Giant Arizona. From January 1998 to February 1999, Mr. Shook served as Vice President, Engineering and Analysis for Giant Arizona. From October 1996 until January 1998, Mr. Shook served as Vice President, Corporate Planning and Evaluation for Giant Arizona. From February 1995 until October 1996, Mr. Shook served as Senior Vice President of Refinery Operations for Giant Arizona.

      C. Leroy Crow has served as Executive Vice President of the Company’s Refining Group Strategic Business Unit and as Executive Vice President, Refining Group of Giant Arizona since March 2000. From February 1999 to February 2000, Mr. Crow served as Senior Vice President, Refinery Operations and Raw Material Supply for Giant Arizona. From December 1997 to February 1999, Mr. Crow served as Senior Vice President, Operations Division for Giant Arizona. From February 1996 to June 1997, when it was acquired by Giant Arizona, Mr. Crow served as the Vice President of Operations for Phoenix Fuel. Following the acquisition, Mr. Crow served as Vice President of Operations until December 1997. Prior to joining Phoenix Fuel in February 1996, Mr. Crow was the General Manager of Pro Petroleum, a wholesale fuel distributor in Phoenix, Arizona, from 1993 to 1996.

      Kim H. Bullerdick has served as Vice President and Secretary of the Company and Giant Arizona since December 1998 and General Counsel of the Company and Giant Arizona since May 2000. From December 1998 to May 2000, Mr. Bullerdick also was Legal Department Director of the Company and Giant Arizona. From September 1998 to December 1998, Mr. Bullerdick served as an Assistant Secretary of the Company and Giant Arizona. Mr. Bullerdick joined Giant Arizona in June 1987 as Corporate Counsel. In August 1995, he was appointed Assistant General Counsel of Giant Arizona, and in 1998, he was appointed Associate General Counsel; Manager, Legal Department; and Manager, Regulatory Affairs.

      Mark B. Cox has served as Vice President, Treasurer, Financial Officer and Assistant Secretary of the Company and Giant Arizona since December 1998. On March 29, 2002, Mr. Cox was named Chief Financial Officer. From September 1998 to December 1998, Mr. Cox served as Treasurer and Assistant Secretary of the Company and Giant Arizona. From December 1996 to September 1998, Mr. Cox served as Treasurer of the Company and Giant Arizona. From October 1994 to December 1996, Mr. Cox served as Assistant Treasurer of Giant Arizona.

      Gary R. Dalke has served as Vice President, Controller, Accounting Officer and Assistant Secretary of the Company and Giant Arizona since December 1998. On March 29, 2002, Mr. Dalke was named Chief Accounting Officer. From September 1998 to December 1998, Mr. Dalke served as an Assistant Secretary of the Company and Giant Arizona. From April 1998 to September 1998, Mr. Dalke served as Chief Information Officer of Giant Arizona, and from July 1998 to December 1998, Mr. Dalke served as the

Controller for Giant Arizona. From January 1990 to June 1997 when it was acquired by Giant Arizona, Mr. Dalke served as Chief Financial Officer of Phoenix Fuel. From January 1997 to June 1997, Mr. Dalke also was Vice President of Phoenix Fuel. Following the acquisition, Mr. Dalke was Vice President and Chief Financial Officer of Phoenix Fuel from June 1997 to July 1998, and from June 1997 to September 1998, he also was Treasurer of Phoenix Fuel.

      Richard T. Kalen, Jr. has served as a director of the Company since December 1989. Mr. Kalen also serves as Chairman of the Compensation Committee and as a member of the Audit and Nominating Committees. He has been the President and owner of Kalen & Associates, an executive search and consulting firm, since April 1988.

Board Meetings and Committees of the Board

      The Board held 21 meetings during 2001. The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. During 2001, all incumbent directors attended 75% or more of the aggregate of: (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees on which such director served.

      The Audit Committee of the Board of Directors is comprised of Messrs. Rapport (Chairman), Bernitsky, and Kalen. The Audit Committee, among other functions: (i) recommends to the Board the appointment of the Company’s independent auditors; (ii) ensures that the independent auditors provide annually to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company; (iii) actively engages in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; (iv) recommends that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence; (v) receives the audit reports and audit plans submitted by the independent auditors from time to time and submits the same to the Board with the Audit Committee’s recommendations and comments; (vi) reviews and discusses the Company’s audited financial statements with management; (vii) discusses with the Company’s independent auditors any matters required to be discussed by applicable accounting or auditing standards; (viii) performs such duties as are imposed on the Audit Committee under the rules of the Securities and Exchange Commission and the New York Stock Exchange; (ix) consults with the independent auditors on the adequacy and effectiveness of internal controls; (x) reviews and reassesses the continued adequacy of the Audit Committee Charter on an annual basis; and (xi) takes such other actions as the Audit Committee considers appropriate to carry out the normal functions of an audit committee. The Audit Committee held six meetings during 2001.

      The Compensation Committee of the Board is comprised of Messrs. Kalen (Chairman), Bernitsky and Rapport. The Compensation Committee determines the compensation of the Chief Executive Officer and Chief Operating Officer. It reviews, modifies, if necessary, and approves recommendations by the Chief Executive Officer as to the compensation of other officers and certain key personnel. It also reviews and adopts the Company’s annual bonus plans for management each year. In addition, the Compensation Committee oversees the administration of the Company’s 1989 Stock Incentive Plan and the Company’s 1998 Stock Incentive Plan, as each may be amended (collectively, the “Stock Plans”). Any transaction, however, between the Company or the Stock Plans and an executive officer of the Company that involves a grant, award or other acquisition of the Company’s equity securities must be approved by the Board if Compensation Committee approval would not exempt the transaction from Section 16(b) of the Securities Exchange Act of 1934, as amended. The Compensation Committee held five meetings during 2001.

      The Nominating Committee of the Board of Directors is comprised of Messrs. Acridge (Chairman), Bernitsky and Kalen. The Nominating Committee studies and makes recommendations concerning the composition of the Board and the committees thereof, reviews the qualifications of potential candidates for director of the Company and recommends to the Board nominees for election as directors. The Nominating Committee also will consider as nominees for director persons recommended by the stockholders. Such recommendations should be sent to the Secretary of the Company not later than 120 days preceding the next Annual Meeting of Stockholders at which directors are to be elected and should include the address of the person and a brief description of his or her qualifications. The Nominating Committee did not meet during 2001, and its functions were performed as a part of a meeting of the full Board.

Compensation of Directors

      Each director who is not an employee of the Company is entitled to compensation for services rendered as a board member calculated as follows: (i) $1,500 per month for each calendar month or portion thereof during which such person was a director, (ii) $1,500 for each in-person meeting and $500 for each telephonic meeting of the Board attended by such director, and (iii) $750 for the Chairman and $500 for each member of the Board’s Audit, Compensation and Nominating Committees for each in-person committee meeting attended by such director. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. In addition, in 2001 Mr. Kalen received $61,534 for time spent, and expenses incurred, in connection with serving as a liaison between the Board and Mr. Acridge for purposes of matters relating to Mr. Acridge.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2001 (collectively, the “named executive officers”) for services rendered to the Company and its subsidiaries during the periods indicated.

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation					Awards

				Other		Securities	All Other
				Annual		Underlying	Compen-
		Salary	Bonus	Compen-		Options/	sation
Name and Principal Position	Year	($)(1)	($)	sation($)		SARS(#)	($)(2)

James E. Acridge(3)	2001	$604,504	$870,000	$804,979	(4)	–0–	$8,151
Chairman of the Board,	2000	589,950	400,000	108,317	(5)	–0–	47,975
President and Chief Executive	1999	583,044	487,500		(6)	–0–	4,800
Officer
Fredric L. Holliger(3)	2001	360,577	300,000		(6)	27,000	8,151
Director, Executive Vice	2000	351,900	112,300		(6)	–0–	15,395
President and Chief	1999	347,781	175,000		(6)	50,000	4,800
Operating Officer
Morgan Gust(3)	2001	267,269	300,000		(6)	27,000	8,151
Executive Vice President	2000	260,820	109,100		(6)	–0–	15,395
	1999	243,228	175,000		(6)	50,000	4,800
C. Leroy Crow(7)	2001	175,769	125,000		(6)	17,500	8,001
Executive Vice President	2000	167,504	246,000 (8)		(6)	–0–	15,395
of Refining Group Strategic	1999	—	—	—		—	—
Business Unit
Carl D. Shook(7)	2001	186,140	95,000		(6)	12,000	8,001
Executive Vice President of	2000	182,241	50,000		(6)	–0–	15,395
Refining Group Strategic	1999	—	—	—		—	—
Business Unit

(1)	Includes compensation deferred at the election of the named executive officer.

(2)	The amounts disclosed in this column for 2001 represent the following:

Description	Acridge	Holliger	Gust	Crow	Shook

401(k) Match	5,250	5,250	5,250	5,100	5,100
ESOP Contribution for 2000 made in 2001	2,901	2,901	2,901	2,901	2,901

(3)	On March 29, 2002, Mr. Acridge ceased his duties as Chairman of the Board, President and Chief Executive Officer, Mr. Holliger was elected Chairman of the Board and Chief Executive Officer, and Mr. Gust was elected President of the Company.

(4)	Total for 2001 includes the following items that have been previously discussed in the Company’s Form 10-Q for the quarterly period ending September 30, 2001: (i) $251,078, which represents the cash surrender value of a life insurance policy transferred to Mr. Acridge, (ii) $240,833, which represents an interest payment the Company made on behalf of an entity controlled by Mr. Acridge, and (iii) $204,293, which represents an expense reimbursement made to Mr. Acridge that was classified as income for tax purposes. With respect to the life insurance policy transferred to Mr. Acridge, this policy and life insurance policies for another executive had been issued prior to the Company’s going public in 1989. In connection with its determination that the policy should be transferred to Mr. Acridge, the Board considered historical information and other relevant matters relating to the policy, including the fact that several life insurance policies on the other executive’s life had previously been transferred to that executive.

(5)	Total for 2000 includes the incremental cost to the Company attributable to Mr. Acridge’s personal use of the Company aircraft, which was $97,950.

(6)	No such compensation was paid other than perquisites and other personal benefits (including any car allowances and any amounts paid for group medical insurance premiums in excess of amounts paid generally for all salaried employees) that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(7)	Information for 1999 is not provided for Mr. Crow and Mr. Shook because neither was an executive officer in 1999. Mr. Crow and Mr. Shook both became executive officers of the Company on March 1, 2000.

(8)	$180,000 of the total bonus received in 2000 by Mr. Crow represents the final installment of a stay-on bonus the Company agreed to pay to Mr. Crow in connection with Giant Arizona’s acquisition of Phoenix Fuel in 1997.

      The following table sets forth information concerning options granted to the named executive officers in 2001.

Option Grants in Last Fiscal Year

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(2)
	Options	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%	10%

James E. Acridge	–0–	N/A	N/A	N/A	N/A	N/A
Fredric L. Holliger	27,000	15.2%	$9.95	May 16, 2011	$168,953	$428,159
Morgan Gust	27,000	15.2%	$9.95	May 16, 2011	$168,953	$428,159
C. Leroy Crow	17,500	9.9%	$9.95	May 16, 2011	$109,506	$277,510
Carl D. Shook	12,000	6.8%	$9.95	May 16, 2011	$75,090	$190,293

(1)	The options are exercisable at a price equal to the closing price of the Company’s Common Stock on the date of grant. One-third of each grant was exercisable on the date of grant, one-third vests on May 17, 2002, and the remaining one-third vests on May 17, 2003.

(2)	The 5% and 10% assumed rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future Common Stock prices.

      The following table provides information on option exercises during 2001 by the named executive officers and the value of such officers’ unexercised options at December 31, 2001.

Aggregated Option/ SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

			Number of	Value of
			Securities Underlying	Unexercised In-the-Money
	Shares		Unexercised Options/SARS	Options/SAR
	Acquired On		at Fiscal Year-End (#)	at Fiscal Year-End ($)
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable	Unexercisable(1)

James E. Acridge	126,601	$247,930	55,800/–0–	$19,809/–0–
Fredric L. Holliger	–0–	–0–	71,000/18,000	$17,760/–0–
Morgan Gust	–0–	–0–	79,000/18,000	$54,600/–0–
C. Leroy Crow	–0–	–0–	5,833/11,667	–0–/–0–
Carl D. Shook	–0–	–0–	17,500/8,000	$38,730/–0–

(1)	Calculated based upon the difference between the closing market price per share for the Company’s Common Stock on December 31, 2001, as reported by the New York Stock Exchange, and the exercise price.

Employment Agreements

      The Company has entered into employment agreements with Mr. Acridge, Mr. Holliger and Mr. Gust. At December 31, 2001, these agreements provided for base salary at an annual rate as follows: Mr. Acridge — $613,600, Mr. Holliger — $366,000, and Mr. Gust — $271,300. The amounts are subject to change during the respective terms of the agreements as the Board of Directors deems appropriate. All three employment agreements expire on December 10, 2002 and automatically extend for successive one-year periods thereafter unless notice of termination is given by the executive or the Company. Each agreement provides that the executive is entitled to participate in any discretionary bonus, stock option, profit sharing, life insurance, hospitalization and medical coverage, and such other benefit plans that may be applicable to the Company’s senior executive employees.

      If, absent a change in control of the Company (as defined in the agreement), the executive’s employment is terminated by reason of his death or disability (as defined in the agreement), by the Company with cause or by the executive with or without good reason (as defined in the agreement), the executive (or his estate or beneficiaries) is entitled to: (i) any base salary that has accrued but not been paid as of the termination date, (ii) reimbursement for expenses incurred by the executive in accordance with applicable Company policy prior to the date of termination, (iii) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans, together with any amounts required to be paid in the event of the executive’s death or disability by applicable law, (iv) any discretionary bonus with respect to a prior fiscal year that has been accrued and been earned but has not been paid, (v) exercise all vested, unexercised stock options outstanding at the termination date in accordance with the plans pursuant to which such options were issued, and (vi) a right of first refusal to cause the transfer, to the extent permitted by the terms of the policies, of the ownership of all key-man life insurance policies maintained by the Company on the executive, such transfer to be at the sole cost and expense of the executive (these amounts collectively referred to as the “Termination Amounts”).

      If, absent a change in control of the Company, the executive’s employment is terminated by the Company without cause or the Company or the Board gives written notice to the executive of its intention not to renew the term of the employment agreement, the executive is entitled to receive: (i) the Termination Amounts, and (ii) a lump sum payment equal to his then effective full annual base salary.

      If, at any time within a three-year period following a change in control of the Company, the executive’s employment is terminated by reason of the executive’s death or disability, by the Company with or without cause or by the executive with good reason, or if during such three-year period the term of the agreement is not extended, the executive is entitled to: (i) the Termination Amounts except the rights related to vested stock options described in item (v) above, and (ii) a lump sum payment in an amount equal to three times the sum of (x) the executive’s then effective base salary, and (y) the average of the annual bonuses paid to the executive for the three fiscal years immediately preceding the fiscal year in which the termination occurs. In addition, all unvested stock options or other stock awards owned by the executive that would otherwise have vested after the termination date shall become fully vested and exercisable at the termination date, and the executive (or his estate or beneficiaries) shall have the right to exercise all vested, unexercised stock options or awards outstanding at the termination date (including the accelerated options and awards) in accordance with the terms (except the vesting terms with respect to the accelerated options and awards) of the plans and agreements pursuant to which such options and other awards were issued. For Federal income tax purposes, Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), may limit the deductibility to the Company of any such lump sum payment by the Company. In addition, the Code may require the executive to pay an excise tax on certain amounts in excess of the limits prescribed by the Code. Upon written request to the Company by the executive, the Company must reimburse the executive for certain amounts related to the excise tax paid by the executive.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (“Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the total return graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K. For purposes of this Compensation Committee Report only, references to the “Company” includes the Company and its subsidiaries.

      The duties of the Committee include: (i) establishing the appropriate level of compensation for the Chief Executive Officer and the Chief Operating Officer, (ii) reviewing, modifying if necessary, and approving the Chief Executive Officer’s recommendations for compensation of other officers and certain key personnel, (iii) reviewing and adopting annual bonus plans for management, and (iv) overseeing the administration of the Company’s 1989 Stock Incentive Plan and the Company’s 1998 Stock Incentive Plan (collectively, the “Stock Plans”). Although the Committee oversees the administration of the Stock Plans, any transaction between the Company or the Stock Plans and an executive officer of the Company that involves a grant, award or other acquisition of the Company’s equity securities must be approved by the Board if Committee approval would not exempt the transaction from Section 16(b) of the Exchange Act.

      Annual bonus plans generally include criteria for cash bonuses for key personnel who, by the nature and scope of their positions, significantly impact the overall results and success of the Company. The purpose of the 1989 Stock Incentive Plan is to enable the Company to obtain and retain competent personnel who will contribute to the Company’s success by their ability, ingenuity and industry and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value. The purpose of the 1998 Stock Incentive Plan is to attract, retain and motivate officers and other key employees of and consultants to the Company and to provide such persons with incentives and rewards for superior performance linked to the profitability of the Company’s business and increases in stockholder value.

      The major elements considered by the Committee in establishing executive compensation are the following:

(1) The level of compensation paid to executive officers in similar positions by other companies. To ensure that pay is competitive, the Committee, from time to time, compares the Company’s total compensation and benefits packages with those of other companies in the same or similar industries or with other similar attributes such as size or capitalization. Some, but not all, of these companies are included in the S&P Industrials Index and the S&P Energy Composite Index that are used for comparative purposes in the total return graph which follows this report. Many of the companies used in such indexes are engaged in different businesses than those engaged in by the Company and almost all are larger. The Committee recognizes that the Company’s asset and business mix is rather unique given the Company’s relatively small size, making direct comparisons of compensation difficult. The Committee also recognizes, however, that total compensation for similar positions must be competitive to attract and retain competent executives.

(2) The individual performance of each executive officer. Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills, teamwork and demonstration of the Company’s core values.

(3) The responsibility and authority of each position relative to other positions within the Company.

(4) Corporate performance. Corporate performance is evaluated both subjectively and objectively. Subjectively, the Committee discusses and makes its own determination of how the Company performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance is measured by earnings, cash flow and other financial results compared to budgeted results.

(5) Incentives for executive officers to make decisions and take actions that will increase the market value of the Company’s Common Stock over the long term and that encourage such officers to remain with the Company as long-term employees.

      In the case of base salary and awards granted under the Stock Plans to executive officers, the application and weight given each of these factors is not done mechanically or quantitatively, but rather the Committee uses its discretion, best judgment and the experience of its members to examine the totality of all of the relevant factors. In exercising this discretion, the Committee believes that it generally tends to give greater weight to factors (1), (2), and (3) above in fixing base salary and any merit/cost of living increase and to factor (5) in making awards under the Stock Plans. In applying factor (1), the Committee believes that total compensation does not exceed the third quartile of amounts paid to equally competent employees in similar positions at other companies, after giving effect to the fact that the Company does not have a defined benefit or actuarial pension plan while contributions by companies with such plans tend to be quite significant, and the Committee’s belief that the Company has historically granted fewer stock options than appears to be the practice at other companies.

      In applying the foregoing compensation policies to the salaries of the Chief Executive Officer (the “CEO”) and the Executive Vice President and Chief Operating Officer (the “COO”) during 2001, the Committee authorized an increase in the CEO’s salary of $23,650, resulting in his base salary being increased from $589,950 per year to $613,600 per year, and an increase in the COO’s salary of $14,100, resulting in his base salary being increased from $351,900 per year to $366,000 per year, both effective May 12, 2001. The Committee authorized these increases after reviewing and considering the foregoing compensation policies, the results of an executive compensation study conducted by the Committee, and various other information relating to compensation.

      In the case of cash bonus plans for 2001 for executive officers, as well as for certain other key management employees of the Company, the Company adopted the 2001 Management Discretionary Bonus Plan (the “Plan”). The Plan was administered as to eligible personnel other than the CEO and COO by an Administrative Committee consisting of certain designated members of senior management, including the COO. As to the CEO and the COO, the amount of cash bonus to be paid pursuant to the Plan is determined by the Committee. The Plan provided for the accrual during 2001 of a pool of money from which bonuses could be paid based on an assessment by the Administrative Committee of anticipated Company performance and other factors which it deemed appropriate. To fund the pool, the Company had to meet a predetermined earnings per share threshold. In 2001, the earnings per share threshold was met and the Plan’s bonus pool was funded.

      Cash bonuses awarded to plan participants under the Plan were based on an evaluation of individual performance as reported to the Administrative Committee and a review of Company performance criteria, such as sales, operating earnings, operating expenses, net earnings, strategic accomplishments, and other factors as the Administrative Committee deemed appropriate. The actual bonus recommended, if any, was within the complete and sole discretion of the participant’s supervisor, and was subject to the final approval of the Administrative Committee in its sole discretion. In determining bonus awards, the Administrative Committee also could utilize factors such as a participant’s extraordinary service, completion of assigned goals, overall contribution to the success of the Company and commitment to the Company’s values. To receive a bonus, the participant had to be employed by the Company at the time the funds were awarded, which according to the Plan could be no later than March 15, 2002.

      In determining the bonuses payable to the CEO and the COO, the Committee considered several elements of performance that had materially impacted the financial results for the Company in 2001 when compared with 2000. These included reduced operating expenses, increased operating income, increased earnings before taxes, increased earnings per share, increased EBITDA, and staying within the capital expense budget. The Committee also considered that during the year, despite significant negative market forces, the Company’s stock price had increased by more than 24%.

      In addition to the objective performance data, the Committee also considered other major activities undertaken by senior management during the year that might not be reflected in the objective criteria. These included the start of a focused effort to identify non-performing and under-performing assets and means of either utilizing these assets more effectively or disposing of them to provide more liquidity for the Company, developing a strategic plan identifying strengths and opportunities for the future, undertaking strategic acquisition projects, and generally demonstrating the Company’s core values. The Committee also considered the results of the executive compensation study noted above, the specific performance and contributions of the CEO and the COO, and the application of the criteria set forth in the Plan.

      In addition, with respect to the CEO, the Committee considered other compensation paid to him or for his benefit during the year as compared to past years. These included his base salary as well as an interest payment made on his behalf of approximately $241,000, the transfer to him of a life insurance policy with a cash surrender value of approximately $251,000, use by him of the Company’s airplane for personal travel having a value of approximately $120,000 for tax purposes, expenditures of approximately $204,000 reimbursed to him by the Company that were classified as income for tax purposes, and his net exercise of stock options. Additionally, the Committee noted that the Company had paid the CEO $600,000 to retire his options on the Jomax Property in connection with a proposed sale of the property by the Company. The Committee also noted that the CEO, and companies in which the CEO has a financial interest, owed amounts to the Company.

      Finally, as background for the Committee’s decisions regarding the bonus for the CEO, the Committee reviewed the requirements of Section 162 of the Internal Revenue Code (“Section 162”), which limits the deductibility of compensation paid to any corporate officer to $1,000,000 unless, among other things, the Company has obtained approval from the shareholders to pay additional compensation, as discussed more fully below. It was noted that because the Company has never sought such approval, the CEO’s compensation that exceeds $1,000,000 will not be deductible for tax purposes by the Company.

      The Committee and the Board reserve the right, in their sole discretion, to amend, modify or eliminate the annual bonus plan or its application or administration, in whole or in part, in future years. If the Committee determines to continue such a plan to future years, the elements of the plan will be adjusted to reflect the amount of earnings to be required before the plan becomes effective, the range of bonuses payable at various levels of earnings and other such matters.

      As noted above, Section 162 includes a provision limiting tax deductions for certain executive compensation in excess of $1,000,000 for each executive. Qualified performance based compensation (which generally requires shareholder approval), payments made to tax qualified retirement plans and the payment of excludable fringe benefits are, however, not included in the deduction limit. In addition, compensation otherwise subject to the limit paid pursuant to a binding written contract in effect on February 17, 1993 and at all times thereafter is not subject to the deduction limit. The Committee has analyzed the impact of this tax law on the compensation policies of the Company, and has decided for the present to not modify the compensation policies of the Company based on such tax law. The Committee will periodically reconsider its decision as circumstances dictate.

Compensation Committee:

Richard T. Kalen, Jr. (Chairman)
Anthony J. Bernitsky
George M. Rapport

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,

S&P INDUSTRIALS INDEX, AND S&P ENERGY COMPOSITE INDEX(1)

	Base
	Period
Company Index	Dec 96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01

Giant Industries, Inc.	$100.00	$137.54	$68.70	$61.37	$53.59	$67.64
S&P Industrials-LTD	$100.00	$131.02	$175.18	$220.50	$184.67	$163.11
Energy-500	$100.00	$125.25	$125.92	$149.84	$171.03	$153.50

(1)	Assumes $100 invested on December 31, 1996, and dividends reinvested. Historical performance does not necessarily predict future results.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Kalen and Bernitsky served on the Compensation Committee throughout 2001. Mr. Geddes served on the Compensation Committee until he resigned from the Board in September 2001. Mr. Rapport was added to the Compensation Committee on December 31, 2001. No member of the Compensation Committee was an officer or employee or former officer or employee of the Company or any of its subsidiaries. During 2001, there were no relationships required to be disclosed pursuant to Item 402(j)(3) of Regulation S-K.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of March 20, 2002 (unless otherwise noted) by: (i) each director and nominee for director of the Company, (ii) each named executive officer, and (iii) all executive officers and directors of the Company as a group (14 persons). Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of the Company’s Common Stock, except to the extent that authority is shared by spouses under applicable law. The Common Stock constitutes the only outstanding class of equity securities of the Company.

			Options
			Exercisable
			Within 60			Total
			Days of			Beneficially	Percent
Name	Common Stock		March 20	401(k)(1)		Owned	of Class

James E. Acridge	1,400,527	(2)(3)	55,800	168		1,456,495	16.92%
Fredric L. Holliger	23,927	(4)	80,000	10,546		114,473	*
Morgan Gust	500		88,000	6,478		94,978	*
C. Leroy Crow	0		11,666	1,197		12,863	*
Carl D. Shook	0		21,500	1,167		22,667	*
Anthony J. Bernitsky	30,000	(5)	0 (6)	0	(6)	30,000	*
George M. Rapport	0		0 (6)	0	(6)	0	*
Richard T. Kalen, Jr.	100		0 (6)	0	(6)	100	*
Executive Officers and Directors as a Group (14 Persons)	1,458,679		314,296	34,514		1,807,489	20.38%

*	Less than 1%

(1)	The amount listed is the approximate number of shares of Company Common Stock allocated to the Giant Stock Fund portion of the individual’s account in the Giant Industries, Inc. and Affiliated Companies 401(k) Plan (the “401(k)”) as of December 31, 2001. The Giant Stock Fund is a unitized stock fund composed primarily of Company Common Stock and a small amount (approximately 5%) of short-term money market funds. Ownership in the Giant Stock Fund is measured in units rather than shares of Company Common Stock. Each 401(k) participant has the right to direct the Trustee of the 401(k) to vote the participant’s proportionate share of all shares of Company Common Stock underlying the units in the Giant Stock Fund with such proportionate share being determined by multiplying the total number of underlying shares held in the Giant Stock Fund by a fraction, the numerator of which is the number of underlying shares allocated to such participant and the denominator of which is the number of underlying shares allocated to all participants’ accounts as of the Record Date. The Trustee of the 401(k) and the participants have shared dispositive power with respect to the underlying shares allocated to a participant’s account.

(2)	Includes 200 shares of Common Stock owned by Mr. Acridge’s wife as to which Mr. Acridge disclaims beneficial ownership.

(3)	Mr. Acridge has pledged 1,400,327 shares of his Common Stock to various lenders as security for loans, the proceeds of which were used for general purposes and not to finance the acquisition of Common Stock. Mr. Acridge retains the right to direct the voting and disposition of such shares and the right to receive all dividends, subject to standard default provisions.

In connection with a loan to Mr. Acridge made by a lender that was secured by 144,040 shares of Common Stock, Mr. Acridge also granted a purchase option to such lender for the 144,040 pledged shares at a price of $10.625 per share. Such option could have been exercised at any time after the earliest of (i) November 22, 1999; (ii) the execution by the Company of a letter of intent, agreement or other document with respect to a transaction or series of transactions relating to a corporate reorganization or other fundamental event that would lead to the delisting of the capital stock of the Company on the New York Stock Exchange; or (iii) the occurrence of an event of default under the stock pledge agreement related to the loan. In addition, if at any time Mr. Acridge tendered payment in full of all principal and accrued but unpaid interest under the loan, the lender had five (5) business days to elect, in his sole discretion, to either (i) accept such payment and surrender his rights under the option, or (ii) exercise the option as an offset of the amounts due under the loan. If the option was not exercised within such five-day period, it expired. Unless the option expired earlier in connection with the repayment of the loan by Mr. Acridge, the option expired on November 22, 2000. Although the option technically expired on November 22, 2000, a dispute has arisen between Mr. Acridge and the lender that could impact the shares subject to the option.

(4)	Includes 1,000 shares of Common Stock owned by Mr. Holliger’s minor child as to which Mr. Holliger disclaims beneficial ownership.

(5)	Shares are held in a living trust in which Mr. Bernitsky and his spouse are settlors, co-trustees and beneficiaries.

(6)	To date, non-employee directors have not participated in the Company’s stock incentive plans or the 401(k).

SHARES OWNED BY CERTAIN SHAREHOLDERS

      The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock as of March 20, 2002 (unless otherwise noted) by each stockholder who is known by the Company to own beneficially in excess of 5% of the Company’s outstanding Common Stock. Except as set forth below, no other person or entity is known by the Company to beneficially own more than 5% of its outstanding Common Stock.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owners	Ownership	of Class

James E. Acridge(1)	1,456,495	16.92%
23733 N. Scottsdale Road Scottsdale, Arizona 85255
Fidelity Management Trust Company,	984,308	11.51%
as Trustee of Giant Industries, Inc. 401(k) Plan(2) 82 Devonshire Street, C8A Boston, Massachusetts 02109
FMR Corp.(3)	901,600	10.54%
82 Devonshire Street Boston, Massachusetts 02109
Dimensional Fund Advisors Inc.(4)	800,900	9.36%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
ROI Capital Management, Inc.(5)	449,000	5.2%
17 E. Sir Frances Drake Blvd., Suite 225 Larkspur, California 94939

(1)	The nature of the beneficial ownership of the shares held by Mr. Acridge is described in more detail on page 13 hereof in the table regarding Security Ownership of Management.

(2)	As of February 28, 2002.

(3)	Such shares and percent of class are as reported on a Schedule 13G, dated May 10, 2001, filed by FMR Corp. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 901,600 shares of the Common Stock outstanding of the Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 901,600 shares of the Common Stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 901,600 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(4)	Such shares and percent of class are as reported on a Schedule 13G, dated January 30, 2002, filed by Dimensional Fund Advisors Inc. (“Dimensional”). The Schedule 13G states that Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (as used in this paragraph only, collectively, the “Funds”). The Schedule 13G further states that in its role as investment advisor or manager, Dimensional possesses both voting and/or investment power over the Company’s Common Stock owned by the Funds. The Schedule 13G states that all the Company’s Common Stock reported in the Schedule 13G is owned by the Funds, and that Dimensional disclaims beneficial ownership of such securities.

(5)	Such shares and percent of class are as reported on a Schedule 13G, dated February 14, 2002, filed by ROI Capital Management, Inc. (“ROICM”). The Schedule 13G states that ROICM is deemed to be the beneficial owner of the shares described in the Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons, including ROI Partners, L.P. The Schedule 13G further states that each person for whom ROICM acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities purchased or held pursuant to such arrangements. The Schedule 13G also states that Mitchell J. Soboleski and Mark T. Boyer are deemed to be the beneficial owners of the number of securities described in the Schedule 13G pursuant to their ownership interest in ROICM.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and any amendments thereto furnished to the Company during 2001, and Forms 5 and any amendments thereto furnished to the Company with respect to 2001, or written representations that no Forms 5 were required, the Company believes that each person who at any time during 2001 was a director, officer, or greater than 10 percent beneficial owner filed on a timely basis reports required by Section 16(a) during 2001 and prior fiscal years.

CERTAIN TRANSACTIONS

      Until August 16, 2001, when the lease was canceled, a partnership controlled by Mr. Acridge leased approximately 3,900 square feet of excess office space in the Company’s headquarters building. The partnership paid annual rent of $26.00 per square foot. During 2001, the partnership owed Giant Arizona $64,440 as rent under the terms of the lease. At present, the rent due remains unpaid.

      Giant Arizona leases approximately 5,590 square feet of office space in an office building owned by a limited liability company in which Mr. Acridge owns a 51% interest. Pursuant to a sublease between Giant Arizona and a separate company controlled by Mr. Acridge, Giant Arizona subleases the space to the separate company controlled by Mr. Acridge. The current annual rent is $21.76 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. The term of the lease is five years, terminating on July 1, 2003, with one option to renew for an additional five years. The term of the sublease is from April 1, 2000 through the earlier of the termination of the lease or July 31, 2003. In addition, if the term of the lease is extended, the sublessee has the option to extend the term of the sublease for the same period.

      In addition to the above described space, Giant Arizona leases approximately 8,176 square feet of additional space from the limited liability company described above. Pursuant to a sublease between Giant Arizona and a separate limited liability company controlled by Mr. Acridge, Giant Arizona subleases the space to such entity for use as an inn. The initial term for each of the lease and the sublease is for five years, terminating on June 30, 2003, with one option to renew for an additional five years, and the rent under each currently is $21.76 per square foot. The rent is subject to adjustment annually based on changes in the Consumer Price Index. The sublease also provides that Giant Arizona may terminate the sublease at any time upon 120 days prior written notice. The owner of the 49% interest in the lessor has notified Giant Arizona that the sublessee is delinquent on the payment of the rent due, and on or about December 28, 2001, such owner filed a derivative lawsuit for and on behalf of the lessor against Giant Arizona to collect all amounts owing under the lease. The suit is for the recovery of rents past due and owing in excess of $156,990 from August 1, 2000 through date of the complaint. Pursuant to a letter dated January 16, 2002, Giant Arizona made a formal demand on the sublessee for the sublessee to pay all of the past due amounts. In addition, Giant Arizona has filed a motion to dismiss the lawsuit for failure to comply with the express provisions of the Arizona derivative action statute or, alternatively, to compel binding arbitration pursuant to the terms of the lease. Mr. Acridge has agreed to indemnify Giant Arizona in this matter.

      In the first quarter of 2001, the Board approved the purchase of up to $165,000 worth of artwork from Mr. Acridge for display in the Company’s headquarters building. The purchase price for such artwork was the appraised fair market value of the pieces. The proceeds of that transaction were used by Mr. Acridge to pay balances due on certain amounts owed to Giant Arizona by Mr. Acridge and by entities controlled by Mr. Acridge, including $90,596 of rent due at December 31, 2000 for the lease of excess office space in the Company’s headquarters building, $32,070 for landscaping services performed in 2000 and 2001, $27,323 for fuel purchases in 2000 and 2001, and $7,788 as reimbursement for certain expenses related to the sale of the Jomax Property discussed below. A substantial portion of the artwork had been displayed in the Company’s headquarters building for up to 10 years without any financial consideration being provided to Mr. Acridge.

      On January 25, 2001, the Board accepted an offer from Mr. Acridge, on behalf of a trust of which Mr. Acridge is the beneficiary, to sell a parcel of land (the “Jomax Property”) to the Company, or to a company affiliated with the Company, for the lesser of $5,000,000 or the Jomax Property’s appraisal value. In March 2001, the Jomax Property was sold to the Company for $5,000,000. A portion of the proceeds from the sale were used to pay all interest due and payable as of March 28, 2001 under the terms of the Company’s outstanding loan to Mr. Acridge, which is described below in “Indebtedness of Management.” As part of the transaction, the trust also was granted an option, exercisable for a period of two years, to repurchase the property at the greater of the amount paid by the Company to purchase the property and the property’s appraised value, and a right of first refusal, exercisable for a period of two years, to repurchase the property on the same terms as contained in a bona fide offer from a bona fide purchaser.

      On September 20, 2001, the Board directed the Company to purchase the trust’s option and right of first refusal (collectively, the “Rights”) for $600,000, and the Rights were subsequently sold to the Company for this price. At the time of the sale, the Company was negotiating with a potential purchaser for the sale of the Jomax Property for a price in excess of the Company’s purchase price. The potential purchaser was requiring the Company to represent in the purchase and sale agreement that there were no effective options to purchase, or rights of first refusal, affecting the property. The Company’s purchase of the Rights would have enabled the Company to make this representation and would have avoided any other complications associated with the Rights that potentially could have affected the sale. The potential purchaser subsequently advised the Company that it was discontinuing negotiations regarding the possible sale because general market and economic conditions, coupled with the financial uncertainties arising out of the terrorist attack on the World Trade Center and other terrorist activities that occurred on September 11, 2001, had severely depressed the real estate market. Although the potential purchaser reapproached the Company during the first quarter of 2002 about purchasing the property, the Company is exploring other alternatives.

      During October 2001, the Board approved the repurchase by the Company of 400,000 shares of its Common Stock from Mr. Acridge for $8.80 per share or $3,520,000. The purchase price was the closing price of the Company’s Common Stock on the New York Stock Exchange on October 11, 2001, the date the conditions to purchase set by the Board were satisfied, including the receipt of necessary bank waivers and consents.

      Giant Arizona and the Rawhide Wild West Town (“Rawhide”), which is owned and operated by entities controlled by Mr. Acridge, have a number of marketing relationships. Since January 2000, Giant Arizona has paid Rawhide $10,000 per year to be a sponsor at Rawhide. The current agreement expires December 31, 2002. Throughout the year, Giant Arizona and Rawhide also were involved in a number of cross marketing promotions whereby advertisements and coupons for Giant convenience stores were distributed at Rawhide and similar items for Rawhide were made available at Giant convenience stores. In addition, Giant Arizona has been involved in Halloween and Christmas promotions at Rawhide and was a sponsor for the Kruse Car Auction held at Rawhide. These promotions typically involve no material out of pocket expense to Giant Arizona. In connection with the Christmas promotions, Giant Arizona and Rawhide jointly sponsored the “Holiday Haulers,” which were two decorated trailers that participated in a number of holiday events. The total costs associated with the Holiday Haulers were $94,335, of which $68,366 was paid by Giant Arizona. The $68,366 includes the costs of the trailers and lights, which were purchased by Giant Arizona before Rawhide agreed to co-sponsor the program. Employees of both Giant Arizona and Rawhide were involved in these projects, including one employee of Giant Arizona who spent a significant amount of time on projects involving Rawhide and other entities controlled by Mr. Acridge. Giant Arizona anticipates requesting reimbursement in an amount up to $96,000 for such employee’s time from the entities for whom the services were provided. Giant Arizona expects, however, to reimburse entities controlled by Mr. Acridge up to $30,000 for the time their employees spent on matters for Giant Arizona.

      On February 19, 2002, the Company retained Kalen & Associates, an executive search and consulting firm owned by Mr. Kalen, to identify potential candidates for a position at a refinery in Yorktown, Virginia that the Company is in the process of acquiring (the “Yorktown Refinery”). If Kalen & Associates identifies a candidate that is hired, it will receive a total fee equal to $78,375 plus reasonable expenses incurred. The fee is payable as follows: $26,125 on execution of the contract, $26,125 30 days after execution, and $26,125 if a candidate found by Kalen & Associates is hired. Kalen & Associates is entitled to the first two payments regardless of whether a candidate it proposes is hired.

      All of the material foregoing transactions were reviewed and were approved by the Board. It is the policy of the Board to review all related party transactions at least once a year.

INDEBTEDNESS OF MANAGEMENT

      The Company loaned $4,000,000 to Mr. Acridge on September 17, 1998 (the “Loan”). The Loan was originally evidenced by an unsecured promissory note bearing interest at the prime rate published by the Wall Street Journal on September 17, 1998 (the “Prime Rate”) plus 2%. Principal and accrued interest were due and payable in one lump sum on February 28, 1999. On December 23, 1998, the Company and Mr. Acridge entered into a revised loan agreement. The amount of the Loan was increased to $5,000,000, the Loan’s interest rate was increased to the Prime Rate plus 3%, and the Loan’s maturity date was extended to February 28, 2001. An initial interest payment was made on February 28, 1999 for interest due through December 31, 1998. Subsequent interest was due and payable semi-annually on June 30 and December 31 of each year.

      The Loan was modified again on March 10, 2000. The terms of the Loan were revised so that all principal and interest, including interest that otherwise would have been payable on December 31, 1999, became due and payable on February 28, 2001. As security for the modified loan, the Company received a pledge by an entity owned by Mr. Acridge (the “LLC”) of a 49% equity interest in an entity that owns certain real property in north Scottsdale, Arizona (the “Real Property”). The loan was further modified on February 28, 2001 to extend the Loan’s maturity date to March 28, 2001. This modification reflected the fact that the Company’s purchase of a parcel of land from a trust of which Mr. Acridge was the beneficiary had not closed. A portion of the proceeds of this sale was used to pay the interest that became due and payable under the Loan on February 28, 2001. On March 21, 2001, the Board approved an additional two-year extension of the Loan’s maturity date, making all principal and interest due and payable on March 28, 2003. This extension was conditioned upon, among other things, the payment by Mr. Acridge of all interest due and payable on March 28, 2001, which was paid. In return for the extension of the Loan, Mr. Acridge provided additional security for the Loan by pledging all of his equity interest in the LLC.

      The Company is aware of prior liens on the Real Property and on certain of the collateral pledged to the Company (the “Prior Liens”) that relate to loans entered into by the LLC (the “LLC Loans”). The Company also understands that Mr. Acridge has personally guaranteed the LLC Loans. On July 18, 2001, the Board was advised that the LLC was not able to make the monthly payment due and owing to its lenders (the “Lenders”) in the month of July. The Board was asked to make such payment, in the amount of $240,833, on behalf of Mr. Acridge for the benefit of the LLC. The Board authorized the Company to make the July payment in order to avoid a default under the LLC Loans. The Company has been advised that the LLC did not make when due the monthly payment due and owing to the Lenders in December 2001 (the “December Payment”). The Company understands that a letter agreement was entered into with the Lenders, in which the Lenders agreed to forbear from exercising certain rights and remedies available to them in connection with the December payment if certain terms and conditions were satisfied (the “Forbearance Letter”). The Company further understands that, in connection with the Forbearance Letter, Mr. Acridge pledged 29,622 shares of the Company’s Common Stock owned by him to the Lenders as additional collateral.

      The LLC’s failure to make the December Payment when due constitutes a default under the terms of the Loan. The Company has been advised that Mr. Acridge also is in default under a provision of the Loan that addresses Mr. Acridge’s failure to discharge when due all sums owed under any loan secured by a stock pledge.

      In view of recent events, including Mr. Acridge’s defaults under the terms of the Loan and the failure of a limited liability company controlled by Mr. Acridge to pay rent in connection with space subleased to the limited liability company by the Company, the Company has evaluated the collectability of the Loan. The limited liability company’s sublease and certain associated litigation is discussed above. The Company has reviewed financial information requested from Mr. Acridge, including a personal financial statement and 2000 tax returns for Mr. Acridge and certain of his material affiliated entities. It has also obtained an appraisal of the Real Property and conducted a search of public records for third party claims evidenced by filed litigation and liens.

      The Company believes that the Yorktown Refinery acquisition will constrain the Company’s ability to obtain waivers or other approvals in connection with restrictive covenants contained in the Company’s $65,000,000 secured Credit Agreement that may be applicable to certain courses of action potentially available to the Company in connection with the collateral for the Loan. Restrictive covenants in the Indenture supporting the Company’s senior subordinated notes due 2003 and in the Indenture supporting the Company’s senior subordinated notes due 2007 also could constrain the Company’s ability to take certain actions. It is possible that the Company will not be able to recover all or any of the amounts due and owing from Mr. Acridge as a result of such restrictive covenants. Accordingly, in view of the Company’s evaluation of the Loan’s collectability, under generally accepted accounting principles, it is appropriate to record a financial reserve in the full amount of the Loan, including interest accrued through December 31, 2001, and such a reserve totaling $5,409,000 has been recorded as of December 31, 2001. The Company is aware that Mr. Acridge is pursuing a number of potential transactions that may provide him with funds to satisfy his obligations under the Loan. In the event that certain of these transactions occur, the Company will reevaluate its reserve.

      The largest amount of indebtedness outstanding under the loan since January 1, 2001 was $5,938,008, which included $938,008 of accrued interest. The amount of indebtedness outstanding as of March 29, 2002 was $5,409,000.

AUDIT COMMITTEE REPORT

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) makes this report pursuant to Item 306 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Items 306(c) and (d) of Regulation S-K and Item 7(d)(3)(v) of Schedule 14A.

      In accordance with the written charter adopted by the Board, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Committee met six times. Additionally, the Committee chair or his designee, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s accounting officer and Deloitte & Touche LLP, the Company’s independent auditors, prior to public release. Each member of the Committee is independent as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual.

      In discharging its oversight responsibility as to the audit process, the Audit Committee: (i) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the auditors any relationships that may impact their objectivity and independence, and (iii) satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. In addition, the Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      The Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001 with management and the independent auditors. Management has the responsibility for preparing the Company’s financial statements and the independent auditors have the responsibility for auditing those statements.

      Based on the review and discussions with management and the independent auditors described in the preceding three paragraphs, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors and the Board concurred in such recommendation.

Audit Committee:

George M. Rapport (Chairman)
Anthony J. Bernitsky
Richard T. Kalen, Jr.

AUDIT FEES

      The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements by Deloitte & Touche LLP, the Company’s principal accountant, for the fiscal year ended December 31, 2001, and the reviews of the financial statements included in the Company’s Forms 10-Q for such year, were $253,079.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      The aggregate fees billed for the professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Deloitte & Touche LLP for the fiscal year ended December 31, 2001 were $234,752.

ALL OTHER FEES

      The aggregate fees billed to the Company by Deloitte & Touche LLP for all services other than those described above under the headings “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2001 were $166,597. Such fees primarily related to audit-related services, including employee benefit plan audits, refinery attest procedures and new accounting standards, and tax consulting services.

      The Audit Committee has considered whether the provision of the services described above under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible.

RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2002, subject to the ratification by the Stockholders at the Annual Meeting. Deloitte & Touche LLP served as independent auditors for the Company for the year ended December 31, 2001. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

STOCKHOLDERS’ PROPOSALS

      The Company welcomes comments or suggestions from its stockholders. In the event that a stockholder desires to have a proposal formally considered at the 2003 Annual Meeting of Stockholders, and evaluated by the Board for inclusion in the Proxy Statement for that meeting, the proposal must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before November 29, 2002.

      In the event that a stockholder desires to present a proposal at the Company’s 2003 Annual Meeting without seeking to have the proposal included in the Company’s Proxy Statement, Company proxies will not be allowed to use their discretionary voting authority in connection with the proposal if the stockholder provides a written statement to the Company that the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. The statement must be provided to the Company within the time period specified in the Company’s Bylaws for the receipt of stockholder notices. The Company’s Bylaws provide that notice of a stockholder proposal must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Company must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Amended and Restated Certificate of Incorporation or By-Laws of the Company, the language of the proposed amendment; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (iii) the class and number of shares of capital stock of the Company which are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. The stockholder must include the statement in the stockholder’s filed proxy materials. Immediately after the stockholder solicits the percentage of stockholders required to carry the proposal, the stockholder must also provide the Company with a statement from a solicitor or other person with knowledge confirming that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. All statements should be sent in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

OTHER MATTERS

      The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the Annual Meeting should be properly presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the Annual Meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

By Order of the Board of Directors

KIM H. BULLERDICK
Secretary, Vice President and General
Counsel

Scottsdale, Arizona

March 29, 2002

PROXY	GIANT INDUSTRIES, INC.	PROXY
23733 North Scottsdale Road
Scottsdale, Arizona 85255

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GIANT INDUSTRIES, INC.

   Gary R. Dalke, Mark B. Cox, and Kim H. Bullerdick, and each of them, are appointed proxies, with full power of substitution, to vote all of the stock of the undersigned shown on the reverse side hereof at the Annual Meeting of Stockholders of Giant Industries, Inc., to be held on Thursday, May 9, 2002, or at any postponement or adjournment thereof, with the same effect as if the undersigned were present and voting the stock on all matters set forth in the Notice of Annual Meeting of Stockholders, dated March 29, 2002, and the Proxy Statement, dated March 29, 2002, as directed on the reverse side hereof.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR all of the nominees in Item 1, FOR Item 2 and in accordance with the best judgment of the proxies or any of them on any other matters which may properly come before the meeting.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PREPAID ENVELOPE.

(Continued and to be signed on the other side.)

Giant Industries, Inc.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

The Board of Directors recommends a vote FOR the nominees listed below and FOR Item 2.

1.	Election of Directors —

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Nominees:	Anthony J. Bernitsky George M. Rapport	[ ]	[ ]	[ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.)

2.	Ratification of the appointment of Deloitte & Touche LLP by the Board of Directors as the independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 2001.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Dated: _______________, 2001	Signature(s) __________________________________________ ____________________________________________________

Please date and sign exactly as your name or names appear herein. Persons signing in a fiduciary capacity or as corporate officers should so indicate.

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PREPAID ENVELOPE.